     As filed with the Securities and Exchange Commission on April 29, 1999
                                                        Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                         THE CHARLES SCHWAB CORPORATION
              (Exact name of Registrant as specified in its charter)

                    Delaware                                        94-3025021
        (State or Other Jurisdiction of                          (I.R.S. Employer
         Incorporation or Organization)                        Identification No.)

                               120 Kearny Street
                            San Francisco, CA 94104
                                 (415) 627-7000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ----------------
                              Joseph R. Martinetto
                      Senior Vice President and Treasurer
                         THE CHARLES SCHWAB CORPORATION
                               120 Kearny Street
                            San Francisco, CA 94104
                                 (415) 627-7000
 (Name, address, including zip code, and telephone number, including area code, of Agent for Service)

                                ----------------

            LAWRENCE B. RABKIN, ESQ.                          JOHN M. BRANDOW, ESQ.
              JOHN E. STONER, ESQ                             DAVIS POLK & WARDWELL
           HOWARD, RICE, NEMEROVSKI,                           450 Lexington Avenue
             CANADY, FALK & RABKIN                           New York, New York 10017
           A Professional Corporation
      Three Embarcadero Center, 7th Floor
            San Francisco, CA 94111

                                ----------------
   Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.
   If the securities being registered on the form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ----------------
                        CALCULATION OF REGISTRATION FEE

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                                      Proposed Maximum
     Title of Each Class of              Aggregate                Amount of
   Securities to be Registered        Offering Price(1)        Registration Fee
-------------------------------------------------------------------------------
Debt Securities(2)...............       $250,000,000               $69,500
-------------------------------------------------------------------------------

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(1) Estimated solely for the purpose of calculating the registration fee.
(2) This Registration Statement also relates to offers and sales of Debt Securities in connection with market-making transactions by and through Charles Schwab & Co., Inc., an affiliate of the Registrant.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+changed. The Underwriters may not confirm sales of these securities until the + +registration statement filed with the Securities and Exchange Commission + +becomes effective. This prospectus is not an offer to sell these securities, + +and is not soliciting an offer to buy these securities in any state where the +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Dated April 29, 1999

                                  $250,000,000

                         THE CHARLES SCHWAB CORPORATION

                                DEBT SECURITIES

  We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

  Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

  Our wholly-owned subsidiary, Charles Schwab & Co., Inc., may use this prospectus in connection with offers and sales of our debt securities that Charles Schwab & Co., Inc. may make from time to time in market making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Charles Schwab & Co., Inc. has advised us that they intend to make a market in our debt securities; however, they are not obligated to do so. Charles Schwab & Co., Inc. may discontinue such market making activity at any time, and we can give no assurance as to the liquidity of, or trading market for, our debt securities. Charles Schwab & Co., Inc. may act as principal or agent in such transactions, as discussed below in "Plan of Distribution." We will not use this prospectus to confirm sales of any debt securities unless it is attached to a prospectus supplement.

     , 1999

                               Table of Contents

The Charles Schwab Corporation........   4   Description of Debt Securities........   5
Consolidated Ratio of Earnings To            Plan of Distribution..................  12
 Fixed Charges........................   4   Legal Opinions........................  13
Use of Proceeds.......................   4   Experts...............................  13

                               ----------------

                             About This Prospectus

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

                      Where You Can Find More Information

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the later of the date we sell all of the securities or the date that our subsidiary Charles Schwab & Co., Inc. ceases offering and/or selling previously issued debt securities:

   Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-
9700)

   You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

                         The Charles Schwab Corporation
                         Investor Relations Department
                               120 Kearny Street
                        San Francisco, California 94104
                                  415/627-8786

   Our Common Stock, par value $.01 per share (the "Common Stock"), is listed on the New York Stock Exchange and the Pacific Stock Exchange. Our reports, proxy statements and other information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104 or 618 South Spring Street, Los Angeles, California 90014.

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

   We have filed or incorporated by reference exhibits with this registration statement that include the form of proposed underwriting agreement and indenture. You should read the exhibits carefully for provisions that may be important to you.

                        THE CHARLES SCHWAB CORPORATION

   The Charles Schwab Corporation engages, through its subsidiaries, in securities brokerage and related financial services, including retail brokerage, mutual funds, support services for independent investment managers, equity securities market-making and 401(k) defined contribution plans. Charles Schwab & Co., Inc., our principal operating subsidiary, provides brokerage and related investment services to approximately 5.9 million active investor accounts through 298 offices nationwide. We provide similar services to British investors through our subsidiary in the United Kingdom, Charles Schwab Europe (formerly known as ShareLink). Our subsidiary Mayer & Schweitzer, Inc., a market maker in Nasdaq and other securities, provides trade execution services to broker-dealers and institutional customers. Charles Schwab Investment Management, Inc. is the investment adviser for Charles Schwab & Co., Inc.'s proprietary mutual funds.

   We were incorporated in Delaware in November 1986. Charles Schwab & Co., Inc. was incorporated in California in 1971 and merged in 1983 with a subsidiary of BankAmerica Corporation. We acquired Charles Schwab & Co., Inc. in a management-led leveraged buyout in March 1987 and became a publicly held company in September 1987. Our principal executive offices are located at 120 Kearny Street, San Francisco, CA 94104 (telephone number 415/627-7000). Our website is www.schwab.com.

   All references to "we," "us," "our" or to "Charles Schwab" in this prospectus are to The Charles Schwab Corporation.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

                                                      Year Ended December 31,
                                                      ------------------------
                                                      1998 1997 1996 1995 1994
                                                      ---- ---- ---- ---- ----
Ratio of earnings to fixed charges (unaudited)....... 1.8  1.8  1.9  1.7  2.0
Ratio of earnings to fixed charges as adjusted
 (unaudited)......................................... 6.5  5.9  5.9  5.9  7.0

   For the purpose of calculating the ratio of earnings to fixed charges:

  . earnings consist of earnings before taxes on income and fixed charges;
    and

  . fixed charges consist of interest expense incurred on payable to customers, borrowings and one-third of rental expense, which we estimate is representative of the interest factor.

   For the purpose of calculating the ratio of earnings to fixed charges as adjusted, interest expense incurred on payables to customers is eliminated as a fixed charge. We consider interest expense incurred in connection with payables to customers to be an operating expense, because such interest is completely offset by interest revenue on related investments and margin loans.

                                USE OF PROCEEDS

   We will use the net proceeds from the sale of the debt securities for general corporate purposes, which may include additions to working capital, investing in or extending credit to subsidiaries, capital expenditures, stock repurchases, repayment of indebtedness or acquisitions. We may set forth further details relating to the use of net proceeds in the applicable prospectus supplement.

                         DESCRIPTION OF DEBT SECURITIES

   We may issue either senior debt securities or senior subordinated debt securities. Senior debt securities and senior subordinated debt securities will be issued in one or more series under either the senior indenture or the subordinated indenture between us and The Chase Manhattan Bank (formerly Chemical Bank), as Trustee. In the following discussion we sometimes refer to the senior indenture and the senior subordinated indenture as the "indentures."

   We are a holding company and we are thus dependent upon the earnings and cash flow of our subsidiaries to meet our obligations under the debt securities. Because the creditors of any of our subsidiaries would generally have a right to receive payment that is superior to our right to receive payment from the assets of that subsidiary, holders of our debt securities will be effectively subordinated to creditors of our subsidiaries. In addition, the Securities Exchange Act and the rules of certain exchanges and regulatory bodies impose net capital requirements on some of our subsidiaries that limit their ability to pay dividends and make loans and advances to us.

   This prospectus briefly outlines the provisions of the indentures. The indentures have been filed as exhibits to the registration statement and you should read the indentures for provisions that may be important to you. The indentures are substantially identical except for the subordination and negative pledge provisions described below.

   In the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions.

General

   The indentures do not limit the amount of additional indebtedness that we may incur. The indentures provide that we may issue debt securities from time to time in one or more series with the same or various maturities. The debt securities will not be secured by any of our property or assets.

   The prospectus supplement relating to any series of debt securities being offered will contain the specific terms relating to the offering. These terms will include some or all of the following:

  . whether the debt securities are senior or senior subordinated;

  . the total principal amount of the debt securities;

  . the authorized denominations;

  . the percentage of the principal amount at which we will issue the debt securities and whether the debt securities will be "original issue discount" securities for U.S. federal income tax purposes. If we issue original issue discount debt securities (securities that are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance), we will describe the special United States federal income tax and other considerations of a purchase of original issue discount debt securities in the prospectus supplement;

  . the date on which principal will be payable and whether the debt securities will be payable on demand by the holders on any date;

  . interest rate or rates (or the method by which we will determine such rate or rates) and whether the interest rate or rates are fixed or floating;

  . the interest payment dates;

  . the place or places where we will pay the principal of, premium, if any, and interest on the debt securities;

  . any applicable redemption, repayment or sinking fund provisions;

  . any applicable United States federal income tax consequences; and

  . any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to such debt securities, and any terms that may be required by or be advisable under applicable laws or regulations.

   Debt securities may be presented for exchange and registration of transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. Subject to the limitations provided in the applicable indenture, such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

   We may issue debt securities under a book-entry system in the form of one or more global securities. We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities represented by a global security in the prospectus supplement relating to such series. We anticipate that the following description will apply to all depositary arrangements.

   We will register the global securities in the name of a depositary or its nominee and deposit the global securities with that depositary. Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

   So long as the depositary or its nominee is the registered owner of a global security, Charles Schwab and the Trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the applicable indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

   We will make all payments of principal, premium and interest on the debt securities to the depositary. We expect that the depositary will then credit participants' accounts proportionately with these payments on the payment date and that the participants will in turn credit their customers in accordance with their customary practices. Neither Charles Schwab nor the Trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers and you will have to rely on the procedures of the depositary and its participants.

   Global securities are generally not transferable. We will issue physical certificates to beneficial owners of a global security if:

  . the depositary notifies us that it is unwilling or unable to continue as depositary and we do not appoint a successor within 90 days;

  . the depositary ceases to be a clearing agency registered under the Securities Exchange Act and we do not appoint a successor within 90 days; or

  . we decide in our sole discretion that we do not want to have the debt securities of that series represented by global securities.

Senior Debt

   The debt securities that will constitute part of our senior debt will be issued under the senior debt indenture and will rank equally with all of our other unsecured and unsubordinated debt.

Senior Subordinated Debt

   We will issue senior subordinated debt securities under the senior subordinated debt indenture. Senior subordinated debt securities will be subordinate and junior in right of payment, as described in the senior subordinated debt indenture, to all of our "Senior Indebtedness."

   In the event:

  . of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of Charles Schwab or a substantial part of its property;

  . that Charles Schwab defaults with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any Senior Indebtedness;

  . that an event of default exists (other than a default in the payment of principal, premium, if any, or interest, or other monetary amount due and payable) with respect to any Senior Indebtedness that permits the holder or holders of that Senior Indebtedness to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist; or

  . that the principal of and accrued interest on the senior subordinated debt securities shall have been declared due and payable upon an "Event of Default" pursuant of Section 5.1 of the senior subordinated debt indenture and such declaration shall not have been rescinded and annulled as provided therein;

then the holders of all Senior Indebtedness shall first be entitled to be paid in full, or we shall make provision for such payment in money or money's worth, before the holders of any of the senior subordinated debt securities are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the senior subordinated debt securities. Holders of senior subordinated debt would, however, have the right, even if we have not paid or provided for the Senior Indebtedness, to accept a payment in shares of our stock, as we may be reorganized or readjusted, or securities of the corporation provided for by a plan of reorganization or readjustment, in each case the payment of which is subordinated to the payment of the Senior Indebtedness that may at the time be outstanding. (Senior subordinated debt indenture, Section 13.1).

   The senior subordinated debt indenture defines "Senior Indebtedness" as the principal of and premium, if any, and interest on:

  . our indebtedness, whether outstanding on the date of the senior subordinated debt indenture or thereafter created, that is:

   . for money that we borrowed (including, without limitation, capitalized lease obligations);

   . for money borrowed by others and guaranteed, directly or indirectly, by us; or

   . purchase money indebtedness (whether or not secured by any lien or other security interest), or indebtedness secured by property at the time of our acquisition of such property, for the payment of which we are directly or contingently liable; and

   . all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to (whether outstanding on the date of the senior subordinated debt indenture or thereafter created), any such indebtedness, unless the terms of the instrument creating or evidencing any such indebtedness expressly provide that such indebtedness is not superior in right of payment to the senior subordinated debt securities and/or that such indebtedness is itself subordinated to any other indebtedness of Charles Schwab. (Senior subordinated debt indenture, Section 1.1).

   Senior Indebtedness does not include:

  . Charles Schwab's indebtedness to a subsidiary for money borrowed or advances from that subsidiary; or

  . the senior subordinated debt securities. (Senior subordinated debt indenture, Section 1.1).

Certain Covenants

   The following restrictions apply to each series of debt securities unless the terms of such series of debt securities provide otherwise.

   Negative Pledge. The senior debt indenture provides that we will not, and will not permit any subsidiary to, create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance on the voting securities of Charles Schwab & Co., Inc., Mayer & Schweitzer, Inc. or Schwab Holdings, Inc. (our wholly-owned subsidiary that owns all of the common stock of Charles Schwab & Co., Inc.) without securing the senior debt securities to the same extent as that indebtedness. (Senior debt indenture, Section 3.6). However, the senior debt indenture permits liens on the voting stock of Charles Schwab & Co., Inc., Mayer & Schweitzer, Inc. or Schwab Holdings, Inc. without securing the senior debt securities if the liens arise because of:

  . claims against us for taxes or other governmental charges that we are contesting in good faith or that are for less than $1 million;

  . legal proceedings that we are contesting in good faith or that involve claims against us for less than $1 million;

  . deposits to secure (or in place of any) surety, appeals or customs bonds;
    or

  . any other reason if our Board of Directors determines that the lien will not materially detract from or interfere with the present value or control by us of the voting stock subject to the lien.

   Merger, Consolidation, Sale, Lease or Conveyance. Each indenture provides that we will not merge or consolidate with any other corporation and will not sell, lease or convey all or substantially all our assets to any person, unless:

  . we are the continuing corporation; or

  . the successor corporation in any such merger or consolidation (if other than us) or the person that acquires or leases all or substantially all of our assets is a corporation organized under the laws of the United States or a State thereof or the District of Columbia and that successor corporation expressly assumes all of our obligations under the applicable indenture and the debt securities issued under the applicable indenture.

In either case, immediately after such merger, consolidation, sale, lease or conveyance, we or any such successor corporation shall not be in default in the performance or observance of the covenants and conditions of the applicable indenture that we are required to perform or observe. (Senior and senior subordinated debt indentures, Section 9.1).

   This covenant would not apply to a recapitalization transaction, a change of control of Charles Schwab or a highly leveraged transaction unless such transactions or change of control are structured to include a merger or consolidation or a sale, lease or conveyance of all or substantially all of the assets of Charles Schwab. Except as may be described in the prospectus supplement applicable to a particular series of debt securities, there are no covenants or other provisions in the indentures providing for a put (the right to require us to repurchase the debt securities) or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of Charles Schwab or a highly leveraged transaction.

Events of Default

   Unless otherwise specified in the applicable prospectus supplement, Section
5.1 of each indenture provides that an Event of Default occurs with respect to any series of debt securities issued thereunder if:

  . we fail to pay when due any principal of the debt securities of that series;

  . we fail to pay when due any interest on any debt securities of that series for 30 days;

  . we fail for 60 days after written notice to cure our default in the observance or performance of any other covenant or agreement in the debt securities of such series or such indenture other than a covenant included in such indenture solely for the benefit of a series of debt securities other than that series;

  . certain events of bankruptcy, insolvency or reorganization occur;

  . we fail to make any payment at maturity, including any applicable grace period, in respect of our Indebtedness and our failure continues for more than 30 days after we get written notice from the Trustee or from the holders of not less than 25% in principal amount of the outstanding debt securities (treated as one class) issued under such indenture; or

  . we default with respect to any Indebtedness, which default results in the acceleration of Indebtedness in an amount in excess of $10,000,000, and we fail to discharge such Indebtedness or cure such acceleration (through waiver, rescission, or annulment or other means) for more than 30 days after we get written notice from the Trustee or from the holders of not less than 25% in principal amount of the outstanding debt securities (treated as one class) issued under such indenture.

   "Indebtedness" is defined in each indenture as obligations (other than non-recourse obligations or the debt securities of that series issued under the applicable indenture) of, or guaranteed or assumed by, Charles Schwab for borrowed money (including, without limitation, capitalized lease obligations) or evidenced by bonds, debentures, notes or other similar instruments in an amount due and payable at maturity in excess of $10,000,000.

   If an Event of Default occurs and continues, the Trustee or the holders of 25% of the aggregate principal amount of each affected series of debt securities (voting together as a single class) may require us to repay immediately (or "accelerate") the entire principal of the debt securities of each affected series and any accrued interest. For example, if an Event of Default relates to our failure to pay interest on two series of senior debt securities, and we have issued ten series of outstanding senior debt securities under the senior debt indenture, the holders of 25% of the two affected series (voting together as a single class) would have the right to accelerate the senior debt securities that are part of those two series. However, if the Event of Default relates to our failure to pay Indebtedness in excess of $10,000,000 and the subsequent acceleration of that Indebtedness (thus affecting all ten series of senior debt securities in the prior example), 25% of all senior debt securities outstanding under the senior debt indenture (voting together as a single class) would have the right to accelerate all senior debt securities outstanding under the senior debt indenture.

   The holders of a majority of the aggregate principal amount of the debt securities of all affected series, voting as one class, can rescind any acceleration or waive any past default or Event of Default or allow us to not comply with any provision of the indenture. However, they cannot waive a default in payment of principal of, premium, if any, or interest on, any of the debt securities.

   Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. (Senior and senior subordinated debt indentures, Section 6.2). If they provide this reasonable indemnity, the holders of a majority in principal amount of all affected series of debt securities, voting as one class, may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of debt securities. (Senior and senior subordinated debt indentures, Section 5.9).

   A holder of a debt security may not institute any action against us under the indenture governing that security unless:

  . the holder gives the Trustee written notice that a default has occurred and is continuing;

  . the holders of at least 25% in principal amount of each affected series issued under the indenture and outstanding request the Trustee to institute the action while offering the Trustee reasonable indemnity; and

  . the Trustee fails to institute the action within 60 days after receiving that request.

   Even if these three conditions are met, the holder may not institute an action if holders of a majority in principal amount of each affected series direct the Trustee to take action inconsistent with the request of the holder desiring to institute action against us. Holders need not meet these conditions to institute an action for payment of overdue principal or interest.

   In each Indenture we promise to file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Senior and senior subordinated debt indentures, Section 3.5).

Discharge, Defeasance and Covenant Defeasance

   When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the Trustee sufficient cash or U.S. government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

  . we will be discharged from our obligations with respect to the debt securities of such series; or

  . we will no longer be under any obligation to comply with the restrictive covenants contained in the indenture, and the Events of Default relating to failures to comply with covenants will no longer apply to us.

   If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Instead the holders will only be able to rely on the deposited funds or obligations for payment.

   We must deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes. We must also deliver a ruling to such effect received from or published by the United States Internal Revenue Service if we are discharged from our obligations with respect to the debt securities.

   For the senior subordinated debt, we must also deliver to the Trustee an opinion of counsel to the effect that:

  . other holders of senior indebtedness will have no rights to the funds deposited with the Trustee; and

  . after the 91st day following the deposit, none of our other creditors would have claims on the funds deposited with the Trustee under bankruptcy or similar laws affecting creditors' rights. However, if a court rules that the funds deposited with the Trustee remain our property, then the Trustee and holders of the senior subordinated debt securities would have some rights over the funds deposited with the Trustee as secured creditors.

   For the senior subordinated debt, we may not discharge our obligations in the ways described in this section if something may prevent us from making payments of principal, interest and premium, if any, on the securities from the date we make the deposit establishing the trust fund to the 91st day after that date.

Modification of the Indentures

   Without the consent of the holders of debt securities we and the Trustee may enter into supplemental indentures to:

  . secure any debt securities;

  . document that a successor corporation has assumed our obligations;

  . add covenants for the protection of the holders of debt securities;

  . cure any ambiguity or correct any inconsistency in the indentures;

  . establish the forms or terms of debt securities of any series; or

  . document the appointment of a successor trustee (Senior and senior subordinated debt indentures, Section 8.1).

   If the holders of a majority in principal amount of all affected series consent, we and the Trustee may add to, change or eliminate any of the provisions of an indenture or modify in any way the rights of holders of the affected series. However, each affected holder must consent before we can:

  . extend the stated maturity of the principal;

  . reduce the amount of the principal;

  . reduce the rate or extend the time of payment of interest;

  . reduce any amount payable on redemption;

  . impair the right to sue to enforce any payment on any debt security when due; or

  . reduce the percentage in principal amount required to consent to any of the foregoing actions. (Senior and senior subordinated debt indentures, Section 8.2).

   We may not amend the senior subordinated debt indenture to alter the subordination of any outstanding senior subordinated debt securities without the consent of each holder of Senior Indebtedness then outstanding that would be negatively affected. (Senior subordinated debt indenture, Section 8.6).

Governing Law

   The laws of the State of California will govern the indentures and the securities. (Senior and Senior subordinated debt indentures, Section 11.8).

Concerning the Trustee

   Under the Trust Indenture Act of 1939, if a default occurs under the debt securities issued under the senior debt indenture or the debt securities issued under the senior subordinated debt indenture, The Chase Manhattan Bank would be required to resign as Trustee with respect to one of the indentures within 90 days after such default unless we cure the default or the default is duly waived or otherwise eliminated.

   The Chase Manhattan Bank has loaned money to us and provided other services to us in the past and may do so in the future as a part of its regular business.

                              PLAN OF DISTRIBUTION

   We may sell our debt securities through agents, underwriters, dealers or directly to purchasers. Agents who we designate may solicit offers to purchase our debt securities.

  . We will name any agent involved in offering or selling our debt securities, and any commissions that we will pay to the agent, in our prospectus supplement.

  . Unless we indicate otherwise in our prospectus supplement, our agents will act on a reasonable efforts basis for the period of their appointment.

  . Our agents may be deemed to be underwriters under the Securities Act of any of our debt securities that they offer or sell.

   We may use an underwriter or underwriters in the offer or sale of our debt securities.

  . If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our debt securities.

  . We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

  . The underwriters will use our prospectus supplement to sell our debt securities.

   We may use a dealer to sell our debt securities.

   .If we use a dealer, we, as principal, will sell our debt securities to the dealer.

  . The dealer will then sell our debt securities to the public at varying prices that the dealer will determine at the time it sells our debt securities.

  . We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

   We may indemnify agents, underwriters and dealers against some liabilities. Agents, underwriters and dealers may be our customers, perform services for us or do business with us in other ways.

   We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our debt securities at the public offering price under delayed delivery contracts.

  . If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the debt securities under the delayed delivery contracts.

  . These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

  . We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our debt securities under delayed contracts will be entitled to receive.

   In order to facilitate the offering of the debt securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect their price.

  . They may overallot in connection with the offering, creating a short position in the debt securities for their own accounts.

  . To cover overallotments or to stabilize the price of the debt securities, they may bid for, and purchase, the debt securities in the open market.

  . In any offering of the debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the debt securities in the offering if the syndicate repurchases previously distributed debt securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise.

Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   One or more firms may offer and sell debt securities in connection with a remarketing upon their purchase.

  . The firms may include Morgan Stanley & Co., Incorporated, Goldman, Sachs
    & Co., Credit Suisse First Boston Corporation and Charles Schwab & Co., Inc., acting as principals for their own accounts or as our agents.

  . We will include the name of any remarketing firm, the terms of its agreement with us and its compensation in the prospectus supplement.

  . We may indemnify remarketing firms against some liabilities. Remarketing firms may be our customers, perform services for us or do business with us in other ways.

   Any underwriter, agent or dealer we use in the initial offering of debt securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

   Charles Schwab & Co., Inc. is a wholly owned subsidiary of The Charles Schwab Corporation. If Charles Schwab & Co., Inc. participates in the distribution of our securities, we will conduct the offering in accordance with Section 2720 of the NASD Conduct Rules.

                                LEGAL OPINIONS

   The legality of the debt securities will be passed upon for us by Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation. Certain directors of that firm beneficially own an aggregate of less than 1% of our common stock.

   Certain legal matters relating to the debt securities will be passed upon on behalf of dealers, underwriters or agents by Davis Polk & Wardwell.

                                    EXPERTS

   The consolidated financial statements and the related consolidated financial statement schedules incorporated by reference in this prospectus from our annual report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte & Touche llp, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and National Association of Securities Dealers, Inc. filing fee.

   SEC registration fee............................................... $ 69,500
   NASD fee...........................................................   25,500
   Printing and engraving expenses....................................   25,000
   Accountants' fees and expenses.....................................   10,000
   Legal fees and expenses............................................  120,000
   Fees and expenses for qualification under state securities laws....    5,000
   Trustee's fees and expenses........................................    1,000
   Rating agency fees.................................................  100,000
   Miscellaneous......................................................    4,000
                                                                       --------
     Total............................................................ $360,000
                                                                       ========

Item 15. Indemnification of Directors and Officers.

   Our Third Restated Certificate of Incorporation provides that, pursuant to Delaware law, our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, with specific exceptions. The exceptions relate to (i) any breach of a director's duty of loyalty to us or our stockholders, (ii) acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) approval by a director of certain unlawful dividend payments, distributions or stock redemptions or repurchases or (iv) engaging in a transaction from which a director derives an improper personal benefit. Among the types of breaches for which directors will not be liable are those resulting from negligent or grossly negligent behavior.

   Our Second Restated Bylaws also provide for the indemnification of both our directors and officers within the limitations permitted by Delaware law.
Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers for actions taken in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. This provision is sufficiently broad to permit indemnification under certain circumstances for liabilities (and for reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended. We have entered into indemnity agreements with our directors that contain provisions that are in some respects broader than the specified indemnification provisions contained in Delaware law.

   We have obtained directors' and officers' liability and corporate reimbursement insurance covering all of our officers and directors and the officers and directors of our subsidiaries and providing for the reimbursement of amounts paid by us or our subsidiaries to directors and officers pursuant to indemnification arrangements, subject to certain deductibles and coinsurance provisions.

Item 16. Exhibits and Financial Statement Schedule.

 Exhibit
 Number  Description
 ------- -----------
  1.1    Form of Underwriting Agreement

  1.2    Form of Distribution Agreement

  4.1 Form of Senior Debt Indenture filed on July 1, 1993 as Exhibit 4.1 to the Company's Registration Statement on Form S-3 (registration number
         33-65342) and incorporated herein by reference.

  4.2    Form of Senior Subordinated Debt Indenture filed on July 1, 1993 as
         Exhibit 4.2 to the Company's Registration Statement on Form S-3
         (registration number 33-65342) and incorporated herein by reference.

  5.1    Opinion of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A
         Professional Corporation.

 12.1    Computation of Consolidated Ratio of Earnings to Fixed Charges.

 23.1    Independent Auditors' Consent.

 23.2    Consent of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A
         Professional Corporation (included in Exhibit 5.1).

 25.1    Form T-1 Statement of Eligibility and Qualification under the Trust
         Indenture Act of 1939 of The Chase Manhattan Bank.

 28.1    Financial Data Schedule (electronic only) filed on March 30, 1999 as
         Exhibit 27.1 to the Company's Form 10-K and incorporated herein by reference.

Item 17. Undertakings. The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on the 29th day of April, 1999.

                                          THE CHARLES SCHWAB CORPORATION

                                          By:     /s/ STEVEN L. SCHEID
                                            -----------------------------------
                                                      Steven L. Scheid
                                                  Executive Vice President
                                                 and Chief Financial Officer

                               POWERS OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below (each, a "Signatory"), being a member of the Board of Directors of The Charles Schwab Corporation (the "Company"), constitutes and appoints Charles R. Schwab, David S. Pottruck and Steven L. Scheid (each, an "Agent," and collectively, "Agents") and each or any of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign the Company's Registration Statement on Form S-3, any and all amendments (including post-effective amendments) thereto and any Registration Statement relating to the same offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith and with this Registration Statement, with the Securities and Exchange Commission. Each Signatory further grants to the Agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, in the judgment of such Agent, to be done in connection with any such signing and filing as full to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said Agents, or any of them, or their or his or her other substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities indicated and on April 29, 1999.

                  Signature                                Title
                  ---------                                -----

                                             Chairman, Co-Chief Executive
                                              Officer and Director (principal
           /s/ CHARLES R. SCHWAB              executive officer)
------------------------------------------
              Charles R. Schwab

                                             Co-Chief Executive Officer,
                                              President, Chief Operating
                                              Officer and Director (principal
           /s/ DAVID S. POTTRUCK              executive officer)
------------------------------------------
              David S. Pottruck

                                             Executive Vice President and
                                              Chief Financial Officer
                                              (principal financial and
            /s/ STEVEN L. SCHEID              accounting officer)
------------------------------------------
              Steven L. Scheid


                  Signature                    Title
                  ---------                    -----

            /s/ NANCY H. BECHTLE             Director
-------------------------------------------
              Nancy H. Bechtle

           /s/ C. PRESTON BUTCHER            Director
-------------------------------------------
             C. Preston Butcher

            /s/ DONALD G. FISHER             Director
-------------------------------------------
              Donald G. Fisher

                                             Director
-------------------------------------------
              Anthony M. Frank

           /s/ FRANK C. HERRINGER            Director
-------------------------------------------
             Frank C. Herringer

            /s/ STEPHEN T. MCLIN             Director
-------------------------------------------
              Stephen T. McLin

             /s/ MARK A. PULIDO              Director
-------------------------------------------
               Mark A. Pulido

               /s/ ARUN SARIN                Director
-------------------------------------------
                 Arun Sarin

            /s/ GEORGE P. SHULTZ             Director
-------------------------------------------
              George P. Shultz

            /s/ ROGER O. WALTHER             Director
-------------------------------------------
              Roger O. Walther

                               Index to Exhibits

 Exhibit
 Number  Description
 ------- -----------
  1.1    Form of Underwriting Agreement

  1.2    Form of Distribution Agreement

  4.1 Form of Senior Debt Indenture filed on July 1, 1993 as Exhibit 4.1 to the Company's Registration Statement on Form S-3 (registration number
         33-65342) and incorporated herein by reference.

  4.2    Form of Senior Subordinated Debt Indenture filed on July 1, 1993 as
         Exhibit 4.2 to the Company's Registration Statement on Form S-3
         (registration number 33-65342) and incorporated herein by reference.

  5.1    Opinion of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A
         Professional Corporation.

 12.1    Computation of Consolidated Ratio of Earnings to Fixed Charges.

 23.1    Independent Auditors' Consent.

 23.2    Consent of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A
         Professional Corporation (included in Exhibit 5.1).

 25.1    Form T-1 Statement of Eligibility and Qualification under the Trust
         Indenture Act of 1939 of The Chase Manhattan Bank.

 28.1    Financial Data Schedule (electronic only) filed on March 30, 1999 as
         Exhibit 27.1 to the Company's Form 10-K and incorporated herein by reference.